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                         THE EMERGING GERMANY FUND INC.

                            FOUR EMBARCADERO CENTER

                            SAN FRANCISCO, CA 94111

                            ------------------------

DEAR STOCKHOLDER:

    As you may know by now, The Emerging Germany Fund's 1998 annual stockholders meeting, originally scheduled for April 27th, was canceled and the Fund has initiated a lawsuit against certain of its stockholders. This lawsuit is intended to protect the rights of all Fund stockholders by allowing them to receive full and complete information in connection with stockholder proposals.

    We intend to reschedule the meeting as soon as these legal matters are resolved. You will be notified of the new meeting date once it is set. We are writing now to respond directly to the many questions that have been raised regarding our actions, and to provide you with what we believe to be important information regarding the Fund and its performance.

RECENT BOARD ACTION

    The 1998 annual stockholders meeting was canceled after the Fund received an unsolicited letter on March 27th from a stockholder, Opportunity Partners L.P. This letter stated that Opportunity Partners intended to oppose the Board's director nominees at the 1998 stockholders meeting by presenting its own director nominees. The letter also stated Opportunity Partners' intention to introduce proposals at the annual stockholders meeting to terminate the Fund's investment advisory agreement with the Fund's investment manager, Dresdner RCM Global Investors LLC; request that the Fund's remaining six directors resign; recommend that the Fund's stockholders be afforded an opportunity to realize net asset value for their investment in the Fund; and request that Opportunity Partners' expenses related to these actions be reimbursed with Fund assets.

    The Opportunity Partners letter lacked sufficient information for the Board and stockholders to consider it in a fully informed manner. The letter failed to provide any background information on their director nominees and no specifics on how they intend to achieve their goal of having stockholders realize net asset value. Additionally, Opportunity Partners failed to articulate any rationale for terminating the Fund's top-performing investment advisor, nor did they suggest an alternative advisor for stockholder consideration.

    We also have been advised by the Fund's counsel that Opportunity Partners solicited proxies for these proposals over the Internet without filing any materials with the Securities and Exchange Commission. These actions, we have been advised, may have violated the laws and regulations that govern the solicitation of proxies as set forth in the Federal Securities Laws and the regulations of the Securities and Exchange Commission. These laws and regulations are designed to protect stockholders from having to make important choices regarding their investments without the benefit of full and fair information. In other words, these laws and regulations were adopted specifically to protect stockholders from having to act under the circumstances like those created by Opportunity Partners. Given these circumstances, in
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addition to canceling the 1998 stockholders meeting, we took the following actions to protect your rights as a stockholder in the Fund:

1. We amended the Fund's Bylaws to provide requirements on the type of information stockholders should submit to the Fund when making proposals. The amendment does not prevent stockholders from making proposals. To provide the Fund with ample time to consider any proposals and related information, the Bylaws now provide that these proposals and related information must be submitted to the Fund at least 14 days in advance of the 1998 stockholders meeting and 60 days in advance of all stockholder meetings in future years. The amendments to the Bylaws are available upon request at the Securities and Exchange Commission or the Fund.

2. As mentioned above, we filed suit against Opportunity Partners and certain other stockholders for violating the federal securities laws. The lawsuit seeks to have the defendants cure past violations and to prevent them from further violations of these laws, including the failure to comply with the federal proxy and beneficial ownership disclosure rules. The suit details communications by these stockholders through an Internet "chat room", and how they attempted to unlawfully solicit proxies.

    We did not, and do not, take these actions lightly. The decision to bring legal action against Fund stockholders was not an easy decision to make. However, we consider our responsibilities in this matter to be clear: stockholders cannot be placed in a position that requires them to vote on matters without being fully informed. Further, if a person, regardless of whether he or she is a stockholder, violates the securities laws in a way that is harmful to the Fund's stockholders, we would be derelict in our duties if we did not take immediate and decisive action. Although we had to make these difficult decisions, the Board was unanimous in taking these steps and each of us, including the eight independent directors serving on the Board, fully supports these actions and fully supports the Fund's investment advisor, Dresdner RCM Global Investors.

    Although we have every intention of vigorously pursuing this suit, we want to stress that the Fund is requesting only that the defendants cure their past violations of law and comply with the federal securities laws in the future. Finally, despite protests to the contrary by Opportunity Partners, we are not seeking to restrict anyone's freedom of speech or the use of the Internet. The Board believes that Opportunity Partners is making these claims to divert attention from its intention to evade the Federal Securities Laws in order to make a quick profit that would be to its benefit, but could destroy the investment opportunity for other stockholders.

THE FUND'S TRANSFORMATION TO A TOP PERFORMER

    We are pleased to inform you that your Fund was the top performing Germany fund (open-end and closed-end) in the U.S. market in 1997, and that the Fund has maintained this record of success by providing excellent results in the first quarter of 1998. Since 1996, when the Fund's investment objective was broadened and Dresdner RCM Global Investors became its new investment manager, the Fund has returned stellar results, as shown on the following page.

THE FIRST FIVE YEARS OF THE FUND

    The Fund was launched in April 1990 as an investment vehicle for U.S. investors to participate in the political, legal and economic developments in the "new Germany." Its initial investment objective was to invest primarily in medium- and smaller- sized companies with a focus on companies benefiting from the unification of East and West Germany. This investment objective was attractive because medium- and small- sized companies in Germany had outperformed large-capitalization companies by a wide margin in the two years preceding the launch of the Fund. However, within one year of the Fund's inception, German
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mid- and small-caps started to underperform large-cap companies, and have continued this underperformance through the present. This contributed significantly to the Fund's underperformance relative to the German market indices through 1995. In 1996, in reaction to these unacceptable performance results, the Board recommended, and the stockholders approved, a change in the Fund's investment objective that, among others things, eliminated the requirement that the Fund be heavily weighted in small and mid-capitalization German companies. In addition, in 1996 the stockholders approved Dresdner RCM as the new investment manager for the Fund. Since that time, the Fund's performance speaks for itself:

                             PERFORMANCE COMPARISON

RETURNS               FUND NAV    MARKET PRICE      DAX        DAX 100     MSCI GER       MDAX
Q1 1998                   21.05%        18.34%       16.76%       16.69%       17.07%       16.30%
4/30/96-3/31/98           77.73%        93.47%       68.46%       64.57%       64.67%       42.77%
Inception-4/30/96       (15.57)%      (32.24)%       41.34%       34.47%       37.47%       13.00%

    It should be noted that, until the beginning of 1996, there was no benchmark that accurately reflected the Fund's investment objective. The DAX, the DAX 100 and the MSCI Germany, the indices commonly used to compare the performance of funds investing in Germany, are each broad German market indices heavily weighted to large caps. As a result, they do not provide meaningful comparisons for the Fund during the pre-1996 period when the Fund's objective required it to be weighted toward mid- and small-capitalization companies. We believe these indices are appropriate for comparing the Fund's performance only for the periods commencing after the Fund's objective was changed.

DISCOUNT ISSUE

    As many of you are aware, the market price of many closed-end mutual funds trade at a discount to net asset value. This appears to be an industry-wide phenomenon that has affected most, if not all, closed-end funds. Unfortunately, the Fund's shares have not been immune to this phenomenon. We would like to see the discount narrowed and have consistently reviewed measures that could be taken to do so. However, we believe that the best way to reduce a discount is to deliver exceptional performance. Nonetheless, based on research that has indicated that managed distributions may have a positive effect in reducing discounts, the Board adopted the managed distribution plan that was announced last month. We have considered other alternatives, such as share buybacks, but we are not convinced that such alternatives would have a long-term beneficial impact on the discount at which the Fund's shares currently trade.

    As mentioned above, we do not currently intend to schedule the 1998 annual meeting until these legal matters are resolved. At that time, we will notify you about the new date, as well as on any other developments regarding your investment in The Emerging Germany Fund. In the meantime, we encourage you to contact the Fund through its web site, www.emerginggermany.com, or by calling
(800) 356-6122, if you have any questions.

                                          Very truly yours,

                                          Board of Directors of
                                          The Emerging Germany Fund

APRIL 22, 1998